Exhibit 99.1

Delek US Holdings Announces Secondary Offering by Selling Stockholder and Repurchase of its Common Stock

BRENTWOOD, Tenn.—(BUSINESS WIRE)—March 12, 2013—Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) announced today the commencement of an underwritten secondary offering of 7,825,000 shares of its common stock offered by Delek Hungary Holding Limited Liability Company (the “Selling Stockholder”). The underwriters will also have a 30-day option to purchase up to an additional 1,173,750 shares of common stock from the Selling Stockholder. Delek US will not sell any shares or receive any proceeds from the offering.

In addition, Delek US announced that its Board of Directors has authorized a $75 million common stock repurchase program. In connection with this program, Delek US has entered into a stock repurchase agreement with the Selling Stockholder pursuant to which it intends to repurchase 1,000,000 shares of its common stock from the Selling Stockholder concurrently with the closing of the offering. The remaining shares may be repurchased from time to time in open market or privately negotiated transactions, subject to market conditions and other factors. The authorization under the common stock repurchase program shall expire on December 31, 2013.

The repurchase of shares from the Selling Stockholder will be effected in a private, non-underwritten transaction at a price per share equal to the price per share being paid by the underwriters to the Selling Stockholder in the offering. Delek US expects to use cash on hand to fund the stock repurchase. The closing of the stock repurchase is contingent on the closing of the offering and the satisfaction of certain other customary conditions. The closing of the offering is not contingent on the closing of the stock repurchase.

Barclays Capital Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as joint book-running managers for the offering.

A shelf registration statement (including a prospectus) for the offering to which this communication relates was previously filed by Delek US with the U.S. Securities and Exchange Commission (“SEC”) and became effective on February 7, 2011. A preliminary prospectus relating to the offering has been filed with the SEC. The offering will be made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained without charge from:

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 1-888-603-5847 barclaysprospectus@broadridge.com	Deutsche Bank Securities Inc. Attention: Prospectus Department 60 Wall Street New York, NY 10005-2836 Telephone: 1-800-503-4611 Email: prospectus.cpdg@db.com

Credit Suisse Securities (USA) LLC c/o Credit Suisse Prospectus Department One Madison Avenue New York, NY 10010 Telephone: 1-800-221-1037 Email: newyork.prospectus@credit-suisse.com	Goldman, Sachs & Co. Attention: Prospectus Department 200 West Street New York, NY 10282 Telephone: 866-471-2526 Email: prospectus-ny@ny.email.gs.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including the risk that the offering and stock repurchase may not be consummated. There can be no assurance that actual results will not differ from those expected by management of Delek US. Delek US undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof.

About Delek US Holdings

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing.

Contacts

Delek US Holdings, Inc.

Assi Ginzburg, 615-435-1452

Executive Vice President and Chief Financial Officer

or

Keith Johnson, 615-435-1366

Vice President of Investor Relations

or

Alpha IR Group

Chris Hodges, 312-589-3505

Founder & CEO